StemCells, Inc. Reports First Quarter 2015 Financial Results and Provides Business Update

Conference Call to Be Hosted May 5, 2015, at 4:30PM EDT (1:30 PM PDT)

NEWARK, CA, May 5, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics for diseases of the central nervous system, today provided a business update and reported financial results for the first quarter 2015.

“StemCells, Inc. continues to make great progress,” said Martin McGlynn, CEO of StemCells, Inc. “We have completed the enrollment of the first cohort in our Phase II Pathway StudyTM in cervical spinal cord injury. This cohort set medical history by successfully transplanting more neural stem cells into the human spinal cord than has ever been done previously. Based on the timing of completing cohort 1, we would expect to have interim six month results from this open label cohort available in the fourth quarter 2015. We will also be releasing top-line data from both of our Phase I/II studies shortly. Data from our thoracic spinal cord injury study will be released at the 4th ISCoS/ASIA Joint Scientific Meeting in May. Data from our dry age related macular degeneration study will be released in June at the 2015 ISSCR Annual Meeting.”

First Quarter 2015 and Recent Highlights

•	In February 2015, Theodore Leng, MD, MS, Clinical Assistant Professor of Ophthalmology at the Byers Eye Institute at Stanford, Stanford University School of Medicine, and a principal investigator on StemCells, Inc.’s Phase I/II study in dry age related macular degeneration, presented findings on the safety and preliminary efficacy of our proprietary HuCNS-SC® human neural stem cells for dry age related macular degeneration (AMD) at the Angiogenesis, Exudation and Degeneration 2015 symposium.

•	In March 2015, Ian Massey, D. Phil., joined the Company’s executive team as President and Chief Operating Officer. In this new role, Dr. Massey has direct responsibility for all aspects of the Company’s research and development, manufacturing, regulatory affairs, and quality assurance activities. He reports to Martin McGlynn, the Company’s Chief Executive Officer.

•	In April 2015, we completed transplanting the six patients comprising the first cohort of our Phase II Pathway Study. This study will evaluate the safety and efficacy of the Company’s proprietary HuCNS-SC cells in patients with traumatic injury in the cervical region of the spinal cord. The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms and shoulders. The first cohort is an open-label dose escalation arm to determine the cell dose to be used for the second cohort of the study. The second cohort of the study is a single-blind, randomized, controlled cohort enrolling 40 patients that will assess efficacy of our proprietary HuCNS-SC platform technology for the treatment of cervical spinal cord injury.

•	In April 2015, Martin McGlynn, CEO of StemCells, Inc., participated on a panel moderated by Alice Park, writer for TIME Magazine, at the inaugural World Medical Innovation Forum held in Boston. The expert panel members discussed central nervous system therapies that use healthy cells, tissues or organs—or those created with 3D bioprinters—to replace damaged ones.

•	In April 2015, Stephen Huhn, MD, FACS, FAAP, Vice President, Clinical Research and Chief Medical Officer at StemCells, Inc., participated on the panel ‘Challenges in Developing Clinical Efficacy’ at the Global Technology Community Stem Cell Summit 2015 in Boston.

•	In April 2015, Ann Tsukamoto, PhD, Executive Vice President, Scientific and Strategic Alliances at StemCells, Inc., presented ‘Human Neural Stem Cells and possible orphan applications’ at the World Orphan Drug Congress USA 2015 in Washington D.C.

•	In April 2015, the Company raised gross proceeds of approximately $25 million through a public offering of 35,715,000 Units. Each Unit consists of one share of our common stock and a warrant to purchase three-quarters of a share of our common stock. The warrants have an exercise price of $0.85 per share, are exercisable immediately, and will expire five years from the date of issuance. We also granted the underwriters a thirty day option to purchase up to an additional 5,357,250 shares of common stock and/or warrants to purchase up to an additional 4,017,938 shares of common stock to cover over-allotments, if any. The underwriters exercised the over-allotment option for the warrants and so, in April 2015, the Company issued warrants to purchase up to an additional 4,017,938 shares of common stock. The shares were offered under our effective shelf registration statement previously filed with the SEC.

•	In May 2015, we held the investigator meeting for our Phase II RadiantTM study for dry Age Related Macular Degeneration. We are beginning the process of initiating our first clinical trial sites for this study.

First Quarter Financial Results

For the first quarter of 2015, the Company reported a net loss of $9,351,000 or $(0.14) per share. In comparison, for the first quarter of 2014, the Company reported a net loss of $7,620,000 or $(0.14) per share.

Excluding certain non-cash charges associated with stock based compensation, depreciation and amortization and changes in the fair value of our warrant liability, for the first quarter of 2015, the Company reported a non-GAAP net loss of $7,425,000 or $(0.11) per share. In comparison, for the first quarter of 2014, the Company reported a non-GAAP net loss of $6,436,000 or $(0.12) per share. The approximately $1,000,000 increase is primarily associated with increased levels of clinical activity and process development. Management believes that these non-GAAP financial measures provide important insight into our operational results.

Total revenue from continuing operations during the first quarter of 2015 was $21,000, compared to $24,000 in the same period of 2014. Revenue from continuing operations is primarily from royalties received under various licensing agreements.

Total operating expenses in the first quarter of 2015 were $8,981,000, compared to $6,866,000 in the first quarter of 2014. The increased operating expenses were primarily attributable to (i) an increase in personnel costs due to the addition of key personnel to strengthen our product development and clinical operations capabilities, (ii) an increase in expenses related to our clinical studies; primarily attributable to expenses incurred to initiate and commence enrollment of a controlled Phase II efficacy study to further investigate our HuCNS-SC cells as a treatment for spinal cord injury, and (iii) an increase in other expenses related to manufacturing, quality control and process development activities to support our preclinical and clinical studies.

Other expense, net in the first quarter of 2015 was $391,000, compared to other expense, net of $720,000 in the first quarter of 2014. Other expenses, net for both periods were primarily from interest expense and changes in the estimated fair value of our warrant liability.

For the first quarter of 2015, cash used in operations totaled $8,907,000, compared to $6,508,000 in the first quarter of 2014.

At March 31, 2015, cash and cash equivalents totaled $14,146,000. On a pro-forma basis, including the net proceeds of approximately $23,350,000 received from the equity financing in April 2015, the Company had approximately $37,496,000 in cash and cash equivalents.

Conference Call

StemCells will host a live conference call and webcast on Wednesday, May 5, 2015, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at:

http://edge.media-server.com/m/p/ujmknbxy/lan/en

An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells), as a potential treatment for disorders of the central nervous system (CNS). Interim data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) shows measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. The Company recently commenced and completed enrollment of the first cohort in its Phase II clinical trial in cervical SCI. StemCells, Inc. has also completed enrollment and treatment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD, which is the leading cause of blindness in the elderly. Interim results for those subjects with twelve months duration following transplantation of HuCNS-SC cells into the eye, the Company reported a 70 percent reduction in the rate of disease progression as compared to the control (untreated) eye and a 65 percent reduction in the rate of disease progression as compared to the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended
	March 31
	2015	2014
Revenue:
Revenue from licensing agreements	$21	$24

Operating expenses:
Research and development	6,292	4,630
General and administrative	2,689	2,236

Total operating expenses	8,981	6,866

Loss from operations	(8,960)	(6,842)

Other income (expense):
Change in fair value of warrant liability	(347)	(327)
Interest expense, net	(185)	(378)
Other income (expense), net	141	(15)

Total other income (expense), net	(391)	(720)

Net loss from continuing operations	(9,351)	(7,562)

Discontinued operations:
Net loss from discontinued operations	—	(58)

Net loss from discontinued operations	—	(58)

Net loss	$(9,351)	$(7,620)

Basic and diluted net loss per share
Net loss from continuing operations	$(0.14)	$(0.14)
Net loss from discontinued operations	—	—

Net loss per share	$(0.14)	$(0.14)

Shares used to compute basic and diluted	69,219,964	55,343,877

StemCells, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$14,146	$24,988
Other current assets	1,233	1,520

Total current assets	15,379	26,508

Property, plant and equipment, net	5,160	5,187
Intangible assets, net	336	357
Other assets, non-current	374	375

Total assets	$21,249	$32,427

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	$4,098	$4,686
Other current liabilities	5,113	6,811
Fair value of warrant liability	2,032	1,685
Loan payable net of discount, non-current	9,275	10,334
Other non-current liabilities	3,077	3,040
Stockholders’ equity	(2,346)	5,871

Total liabilities and stockholders’ equity	$21,249	$32,427

Note: The Condensed Consolidated Balance Sheet data as of December 31, 2014 has been derived from the audited financials as of that date.

StemCells, Inc.

Reconciliation of GAAP to NON-GAAP Net Loss

(in thousands)

	Three months ended
	March 31
	2015	2014
GAAP net loss as per our condensed consolidated
statement of operations	$(9,351)	$(7,620)

Non GAAP adjustments:
Stock-based compensation	1,309	521
Depreciation and amortization	207	336
Change in fair value of warrant liability	347	327

Non GAAP net loss	(7,425)	(6,436)

Non-GAAP basic and diluted net loss per share	$(0.11)	$(0.12)

Shares used to compute basic and diluted	68,724,947	54,206,907

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. StemCells, Inc. believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of StemCells, Inc.’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators StemCells, Inc. management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.